EXHIBIT 10.7

Renuell Int'l, Inc. Distribution Agreement

THIS Distribution Agreement (the "Agreement"), made and entered into as of December 29, 2011 (the "Effective Date") by and between Regenetech, Inc., a corporation duly organized under the laws of the State of Texas, U.S.A., (hereinafter known as "RGT"), and Renuell Int'l, Inc., a corporation duly organized under the laws of the State of Florida (hereinafter known as "RII ").

WHEREAS, RGT manufactures and markets certain products and desires to market in the Territory, as defined herein, such products;

WHEREAS, RII has represented a desire and willingness to promote and market such products;

WHEREAS, RGT is willing to appoint RII and RII is willing to accept such appointment as a distributor of RGT's products in the Territory defined herein; and

WHEREAS, RGT represents that the entry of this agreement is not in violation of any other contract or agreement entered into by it, including any contract with NASA.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth and in reliance upon the representations above, the parties agree as follows:

1. **DEFINITIONS**. For purposes of this Agreement, the following terms shall have the following meanings:

   1.1. "RII Distributor" shall mean RII and assigns.

   1.2. "RII List Price" shall mean the prices in effect as of the date hereof as set forth in Exhibit A.

   1.3. "Products" shall mean any and all skin care and any and all other products manufactured, offered for sale, and/or sold by RGT now and in the future including sales demonstration products ("Testers"). RGT's current list of the Products is set forth on Exhibit A.

   1.4. "RGT" will mean Regenetech, Inc. and its subsidiaries, parent companies, and assigns.

   1.5. "RGT Information" will mean all non-public information, or non-public information expressly designated by RGT as confidential, which is directly or indirectly disclosed to RII or embodied in Products provided hereunder, regardless of the form in which it is disclosed, relating in any way to RGT's markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors or business in general.

RII Initials CJB _____ RGT Initials _____

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1.6. "Territory" shall mean the countries listed in Exhibit B.

2. APPOINTMENT

2.1. Scope. RGT hereby appoints RII , and RII hereby accepts appointment, as RGT's distributor during the term of this Agreement with the exclusive right to market, sell or otherwise distribute the Products in the Territory, using this agreement as its written authorization from RGT to use NASA's name, subject to all the terms and conditions of Article X and XI, Use of NASA Name of RGT's License Agreement DE-444 and this Agreement.

2.2. Sub-distributors. Subject to all terms and conditions of this Agreement, RII may appoint sub-distributors or agents to market, promote, sell and/or distribute the Products in any country within the Territory. Prior to appointing an agent, RII must obtain RGT's written approval of such sub-distributor or agent, which approval shall not be unreasonably withheld. In the event that RGT does not respond to said written request within five (5) business days, RII may utilize said sub-distributors.

Sales Outside the Territory. RII (and each such sub-distributor) shall not directly or indirectly ship the Products outside of the Territory. RII (and each such sub-distributor) shall not actively advertise, promote or solicit customers, including Internet customers, for the Products outside the Territory nor establish any office through which orders are solicited or any depot at which inventories of the Products are stored outside the Territory.

3. GENERAL OBLIGATIONS Private Label DISTRIBUTOR

3.1. Marketing. RII shall have the following obligations with respect to the marketing, sale and distribution of the Products:

(a) Subject to the approval required by this Agreement, RII will actively develop a market and promote the sale of the Products in the Territory during the Term hereof.

(b) RII shall promptly respond to all inquiries from customers, including complaints, process all orders, and effect all shipments of the Products;

(c) RII shall permit RGT, with reasonable advance notice and during regular business hours, to visit RII 's places of business and inspect its inventories, service records, sales record, and other relevant documents of records pertaining to RGT products.

(d) RII shall provide RGT within thirty (30) days of the end of each calendar quarter with a report of its activities and sales with respect to the RGT Products during such quarter, which report shall be in such form and in such detail as RGT may reasonably require.

RII Initials ________ RGT Initials ________

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3.2. Advertising. RII may utilize advertising materials provided by RGT to promote sales of the Products and may prepare its own advertising materials. All expenses incurred by RII with respect to creating its own materials for advertising the Products in the Territory shall be borne by RII , and shall be considered as Marketing Costs. All advertising materials for the products subject to this agreement must be approved by RGT, in writing, before use. This paragraph does not apply to any products sold by RII, which are not the subject of this agreement.

3.3. Manufacture or Distribution of Competitive Goods. RII shall not manufacture or distribute any cosmetics of Like Kind in the Exclusive Territory. "Like Kind" is specifically defined as cosmetics created in the rotatable perfused time varying electromagnetic force bioreactor currently used by RGT and identified in that certain Patent No. 6,730,498B1 and Patent Application No. 12/107924. No other product, cosmetic or otherwise not created in this specific bioreactor shall be the subject of this agreement, and there is no prohibition from the sale of any such products of RII.

3.4. Quota. RII agrees to purchase a certain amount of the Products during each calendar year commencing on delivery of 1st PURCHASE ORDER and continuing through the term of this Agreement, as set forth in Exhibit B (the "Quota"). Notwithstanding any provision to the contrary, if RII fails to meet its Quota.

3.5. Shipping, Taxes and Handling. RII shall be responsible for all fees, costs and other expenses arising in connection with the transfer of Products from RGT to RII , including but not limited to sales taxes, customs duties, value added taxes, withholding taxes, import fees and freight costs.

3.6. Non-Circumvention. RII covenants and warrants to RGT that RII shall not engage in any action or activity that would result in the circumvention of RGT, purposes of this Agreement or RII 's obligations under this Agreement.

3.7. Exclusive Clients to RII Clients named in Exhibit D are exclusive to RII for the term of this agreement.

4. GENERAL OBLIGATIONS OF RGT

4.1. Marketing Materials. RGT shall be responsible for approving or disapproving marketing materials identified in paragraph 3.2 above (where approval is needed) within five (5) business days from receipt in writing by RII. If no approval or disapproval is furnished within this time frame, RII may assume the materials are approved.

4.2. Technical Support. RGT shall provide RII with reasonable technical support regarding the Products and use thereof.

RII Initials ______ RGT Initials ______

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4.3. Non-Circumvention. RGT covenants and warrants to RII that RGT shall not engage in any action or activity that would result in the circumvention of purposes of this Agreement or RGT's obligations under this Agreement.

4.4. Manufacturer. RGT shall manufacture sufficient quantities of the Product to allow RII to, at the very least, meet its quotas set forth in Exhibit B.

5. ORDERS FOR THE PRODUCTS

5.1. Order Information. RII shall submit purchase orders ("Orders") for the Products to RGT in writing. Each such order shall set forth:

(a) Identification of the Products ordered, including sku numbers, date of order, and pricing (as set forth in the applicable RII List Price);

(b) Quantity;

(c) Requested fulfillment date; and

(d) Shipping address.

5.2. Order Process. Orders shall be processed as follows:

(a) Orders must be received by RGT at least thirty (30) days prior to the fulfillment dates requested. If fulfillment date is less than 30 days from order date, RGT will do its best to meet the fulfillment date, however, RGT will maintain the right to meet the fulfillment date 30 days after the order date. If RII places an Order requesting more than 50,000 units of Product, then RGT has sixty (60) days to meet the requested fulfillment date.

(b) RGT shall provide RII with written notice of acceptance or rejection within five (5) business days from the date of receipt of such Orders (the "Notice" by email with read receipt confirmation.)

(c) To the extent the Order conflicts with any terms in this Agreement, the terms of this Agreement shall govern.

5.3. Modification of Orders. Orders accepted by RGT as provided herein may not be modified or cancelled without the prior written agreement of both parties. All Orders or mutually agreed change orders shall be subject to the terms of this Agreement.

5.4. Product Changes. RGT reserves the right, in its sole discretion and without incurring any liability to RII , to:

(a) Alter the specifications for any Product; with 30 day's written notice to RII, so long as it does not affect its patent rights or infringe on another patent.

RII Initials ____ RGT Initials ____

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(b) Discontinue the manufacture of any Product; with 30 day's written notice to RII, at which time RGT may cancel the contract.

(c) Discontinue the development of any new Product, whether or not such Product has been announced publicly; or

(d) Commence the manufacture and sale of new Products having features which make any Product wholly or partially obsolete with 30 day's written notice to RII.

6. DELIVERY OF THE PRODUCTS

6.1. Free on Board. All deliveries of the Products shall be Free on Board ("FOB") at RGT's manufacturing and/or warehouse facilities in the USA. RII shall pay all shipping costs from said manufacturing and/or warehouse facilities.

6.2. Transfer of Title. RGT shall have no further responsibility for the Products and title and all risk of damage to or loss or delay of the Products shall pass to RII upon the delivery of the Products at the FOB delivery point which shall be either (a) a common carrier, or (b) an agent, or (c) any other person specified by RII acting on behalf of RII .

6.3. INSURANCE: RII shall insure each shipment of Products with a reputable insurer. Such insurance shall provide for full coverage of the RII 's cost of the Products (minus payment made to RGT) from the time the Products are delivered at the FOB point until RII shall have paid RGT for such Products in full. RGT reserves all rights with respect to delivered Products permitted by law including, without limitation, the rights of rescission, repossession, resale, and stoppage in transit until the full amount due from RII in respect of all delivered Products has been paid. If extended payment plan from RGT to RII, proof of Insurance will be submitted to RGT before shipment

6.4. Safety Report & Product Testing. RGT will supply RII, at its expense, with initial Safety Data. RII has the right to have 3rd party testing of product for consistency and safety.

7. PRICES AND PAYMENTS

7.1. Prices. The prices to be paid by RII for the Products purchased pursuant to this Agreement shall be according to the RII List Prices in effect at the time of RII 's submission of the relevant Order to RGT. The current RII List Prices are attached as Exhibit A. Prices may be increased not to exceed increases in combined inflation and manufacturing costs for the first two (2) years of this contract. Prices will be mutually agreed upon for each one (1) year extensions.

7.2. Price Increases. RGT may, at any time during the term of this Agreement, change the pricing set forth on the RII List Prices by providing RII with at least sixty (60) days prior written notice. Increased prices for any or all of the Products shall not apply to Orders placed by RII on or prior to the effective date of the price increase.

RII Initials CJS RGT Initials [initials]

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7.3. Payment Terms. Payments by RII hereunder shall be made by wire transfer, Cashier's Check or other terms agreed upon. Payment for one half (50%) of the amount of any purchase order shall be wired at the same time the purchase order is placed. The remaining one half (50%) of funds owed on the purchase order will be paid within 30 days of shipment as stated in 7.2. All payments hereunder shall be made in U.S. Dollars. In the event of any dispute arising over any part of an invoice or the total amount due under an invoice, all undisputed amounts shall be promptly paid by RII in accordance with this Section 7.3.

8. ACCEPTANCE

8.1. Acceptance of the Products. RGT shall NOT be liable for Shipping defects and/or such shortage, damage or discrepancy in or to a shipment of the Products unless RGT has received notice and substantiating evidence thereof from RII within fifteen (15) days arrival of the Products at RII 's shipping address in the continental United States. If the substantiating evidence delivered by RII demonstrates that RGT is responsible for such Product defects and/or shortage, damage or discrepancy, RGT shall promptly deliver additional or substitute Products to RII in accordance with the delivery procedures set forth herein at RGT's expense. RGT shall reimburse or credit RII for all shipment costs and import taxes borne by RII in connection with the additional or substitute Products.

8.2. Notice. Warranty claims hereunder must be made promptly and in writing; must recite the nature and details of the claim, the date the cause of the claim was first observed and the manufacturing lot number of the Product concerned; and must be received by RGT no later than fifteen (15) days after the arrival of the Products at RII 's shipping address in the Territory provided for in this Section.

8.3. Excluded Claims. RGT shall have no obligation under this Section in the event that repair or replacement of the Products shall have been required through normal wear and tear or by the fault or negligence of shipper, RII or its customers.

9. REPRESENTATIONS, COVENANTS AND WARRANTIES

9.1. General Warranty. RGT represents, covenants and warrants to RII that RGT has not entered into any agreements or contracts that would be breached by RGT entering into this Agreement.

9.2. Products Warranty. RGT warrants for a period of ninety days (90) after the date of delivery of the Products in accordance with this Section that such Products shall be free from defects in material, content and workmanship. RGT's sole obligation in the event of a breach of this warranty shall be to provide, at no charge to RII, replacement Products for all defective Products as set forth in this Agreement provided that the Products have been subject to proper storage and handling procedures.

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9.3. Limited Warranty. RGT MUST PROVIDE PRODUCT LIABILITY INSURANCE IN THE AMOUNT OF $1,000,000.00 PER OCCURENCE, 2 MILLION AGGREGATE LIMITS, ALONG WITH A $5,000,000.00 UMBRELLA, AT RGT'S EXPENSE WITH RII NAMED AS AN ADDITIONAL INSURED. THE WARRANTIES SET FORTH IN THIS SECTION ARE INTENDED SOLELY FOR THE BENEFIT OF RII . ALL CLAIMS HEREUNDER SHALL BE MADE BY RII AND MAY NOT BE MADE BY RII 'S CUSTOMERS. IN NO EVENT WILL RGT HAVE ANY RESPONSIBILITY OR BEAR ANY LIABILITY FOR THE COST OF LABOR FOR THE REPAIR OR REMOVAL OF ANY DEFECTIVE PRODUCTS. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY RGT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. NOTWITHSTANDING THE ABOVE, RGT WARRANTS THAT THE PRODUCTS ARE FIT FOR USE AS A COSMETIC. FURTHER RII DOES NOT RELEASE ANY CLAIM THAT MAY ARISE AGAINST RGT IN THE EVENT A CLAIM IS MADE BY A THIRD PARTY AGAINST IT THAT IS NOT FULLY COVERED BY THE ABOVE REFERENCED INSURANCE.

10. LIMITATION OF REMEDIES

10.1. Sole Remedies. THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDIES FOR RGT'S LIABILITY OF ANY KIND (INCLUDING LIABILITY FOR NEGLIGENCE) WITH RESPECT TO THE PRODUCTS AND SERVICES COVERED BY THIS AGREEMENT AND ALL OTHER PERFORMANCE BY RGT UNDER OR PURSUANT TO THIS AGREEMENT SHALL BE LIMITED TO THE REMEDIES PROVIDED IN SECTION 9.2, PRODUCT WARRANTY

10.2 Consequential Damages. IN NO EVENT SHALL RGT'S LIABILITY OF ANY KIND INCLUDE ANY LIQUIDATED, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF RGT SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. IN NO EVENT WILL RGT HAVE ANY RESPONSIBILITY OR BEAR ANY LIABILITY FOR THE COST OF LABOR FOR THE REPAIR OR REMOVAL OF ANY DEFECTIVE PRODUCTS.

11. CONFIDENTIALITY. RII acknowledges certain non public information is confidential and proprietary to RGT. Said information shall be designated and specifically identified as confidential and the parties will agree that it is confidential. RII agrees not to use any such RGT Information during the term of this Agreement, and for a period of five (5) years thereafter for any purpose other than as permitted or required for performance by RII hereunder. RII AND RGT agree not to disclose or provide any of such RII OR RGT Information to any third party, and shall only permit those employees who need to use such RII OR RGT information for RII 's performance of its obligations under this Agreement. Nothing herein shall prevent RII from using, disclosing or authorizing the disclosure of any RII OR RGT Information which is, or hereafter becomes, part of the public domain.

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12. TRADEMARKS

12.1. Use of Trademarks. During the term of this Agreement, RGT grants to RII a non-exclusive, non-transferable, and royalty-free right to use the trademarks specified in Exhibit C ("Trademarks"), as such Exhibit may be modified from time to time during the term of this Agreement, in connection with the sale or other distribution, promotion, advertising and maintenance of the Products for so long as such trademarks are used by RII in accordance with RGT's standards, specifications and instructions, but in no event beyond the term of this Agreement. RII shall submit all uses of the Trademarks to RGT for approval or rejection, prior to any uses of the Trademarks. RII shall not use any material incorporating or using Trademarks without written approval from RGT. RII shall acquire no right, title or interest in such Trademarks other than the foregoing limited right, and RII shall not use any Trademarks as part of RII 's corporate or trade name or permit any third party to do so without the prior written consent of RGT.

12.2. Markings. RII shall not, without the prior written consent of RGT, remove or alter any patent numbers, trade names, trademarks, notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any of the Products or containers or packages.

12.3. Infringements. RII shall promptly notify RGT of any use by any third party of the Trademarks or any use by such third parties of similar marks which may constitute an infringement or passing off of the Trademarks. RGT reserves the right in its sole discretion to institute any proceedings against such third party infringers and RII shall refrain from doing so. RII agrees to cooperate fully with RGT in any action taken by RGT against such third parties, provided that all expenses of such action shall be borne by RGT and all damages which may be awarded or agreed upon in settlement of such action shall accrue to RGT.

12.4. Termination of Use. RII acknowledges RGT's proprietary rights in and to the Trademarks and any trade names regularly applied by RGT to the Products, and RII hereby waives in favor of RGT all rights to any trademarks, trade names and logotypes now or hereafter originated by RGT. RII shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of RGT's trademarks. Upon termination of this Agreement, RII shall cease and desist from use of the RGT trademarks in any manner.

12.5. Indemnification of RGT. RII shall indemnify RGT, and its directors, officers, employees and agents, and defend and hold each of them harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) in connection with RII's acts or omissions arising out of this Agreement.

RII Initials ________ RGT Initials ________

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12.6. Indemnification of RII. RGT shall indemnify RII, and its directors, officers, employees and agents, and defend and hold each of them harmless from and against any and all losses, damages, liabilities, costs (including reasonable attorneys' fees and expenses) in connection with RGT's acts or omissions arising out of this Agreement, except for losses, damages, liabilities and costs or other claims related to the Products which are limited to the remedies provided in Section 9.2, Products Warranty.

13. TAXES

13.1. Taxes and Duties.

RII shall be solely responsible for and shall pay all taxes, duties, import deposits, assessments and other governmental charges, however designated, which are now or hereafter imposed under or by any governmental authority or agency ("Charges"), that are (a) associated with the performance by RGT or RII of its obligations hereunder, (b) associated with the payment of any amount by RII to RGT pursuant to this Agreement, (c) based on the Products or their use, or (d) relate to the import of the Products into the Territory in accordance with the prevailing law or regulations.

13.2. Net Amounts.

All payments to be made by RII to RGT pursuant to this Agreement represent net amounts RGT is entitled to receive and shall not be subject to any deductions or offsets for any reason whatsoever. In the event any of said payments become subject to Charges that are levied outside the United States, and such Charges have not been paid, then payments to RGT shall be increased to such an extent as to allow RGT to pay such Charges and receive the net amounts due under this Agreement

14. IMPORT AND EXPORT OF THE PRODUCTS

14.1. Import Documentation. RII shall be responsible for obtaining and paying for all licenses and permits and for satisfying all formalities as may be required to import the Products into the Territory in accordance with the prevailing law or regulations.

14.2. Export Regulations.
RGT will ship product within the Continental United States. RII will be responsible for International Shipping.

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15. TERM AND TERMINATION

15.1. Term. This Agreement shall take effect with respect to each country comprising the Territory as of the date first above written and shall continue in force for the initial period of two (2) years. If the RII is meeting the Quota applicable to the Territory it is assigned in this Agreement, then the contract will be automatically renewed at the end of the initial two (2) year period for an additional year at the option of RII. This automatic renewal is granted for an additional three (3) one (1) year periods after the initial two (2) year period at the option of RII. This gives the RII the ability to increase the initial contract term up to a total of five (5) years. Thereafter, this Agreement may be renewed as mutually agreed in writing between the parties.

15.2. Termination. Notwithstanding the provisions of this Section, this Agreement may be terminated in accordance with the following provisions:

(a) Either party hereto may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business, or should the other party or a substantial part of its business come under the control of a third party;

(b) Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party;

(c) RGT may terminate the exclusivity guaranteed in this Agreement at any time after the two (2) year initial term of this Agreement on written notice within ninety (90) days if RII shall have failed to meet the Quota applicable to such period as set forth in this Agreement. If exclusivity is terminated, RGT has the right to seek out another distributor to whom it will grant exclusivity rights which, if granted, will at that time terminate this Agreement.

(d) RGT may terminate this Agreement at any time if RII breaches its confidentiality obligations under Section 11 of this Agreement, or attempts to assign or otherwise transfer any of the rights to sell Products in the Territory in contravention of this Agreement. RII may terminate this Agreement if RGT breaches the confidential obligations under Section 11, above.

15.3. Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligation;

(a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable.

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(b) RGT shall have the right, at its option, to (i) cancel any or all accepted purchase orders which provide for delivery after the effective date of termination, and/or (ii) within thirty (30) days of termination, to repurchase any part of MD's inventory of the Products in RII 's possession at RGT's invoiced price to RII for such products, less depreciation and less any appropriate amount for excessive wear and tear, plus freight to the original FOB shipping point.

(c) RII 's obligations pursuant to Section 11 shall survive termination of this Agreement.

15.4. <u>No Compensation</u>. In the event either party rightfully terminates this Agreement for reasons set forth in 15.2 in accordance with the terms hereof, the parties hereby agree that, except as otherwise specifically provided in this Agreement and without prejudice to any other remedies which either party may have in respect of any breach of this Agreement, neither party shall be entitled to any compensation or like payment from the other as a result of such termination.

16. DISPUTES. Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally settled by a court of law in Harris County , Texas, U.S.A.

16.1. <u>Governing Law</u>. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Texas, USA, without regard to its conflict of laws principles. The parties specifically exclude from application to this Agreement that law known as the United Nations Convention on the International Sale of Goods. The parties agree that in the event of a dispute arising under this Agreement, the state and federal courts located in Harris County, Texas shall be the exclusive venue for resolution of such disputes.

16.2. <u>Compliance with Laws Generally</u>. RII and RGT will comply with all applicable federal, state, regional and local laws and regulations (including, but not limited to, U.S. and other patent, copyright and other intellectual property laws) in performing under this Agreement and in any of its dealings with respect to the Products.

17. MISCELLANEOUS

17.1. <u>Relationship</u>. This Agreement does not make either party the partner, joint venture, employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.

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17.2. Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party, which consent shall not unreasonably withheld. RGT shall be entitled to assign any or all of its rights and obligations hereunder to any of its subsidiaries or a successor in interest by merger, by operation of law, assignment, purchase or otherwise of its entire business. Any prohibited assignment shall be null and void.

17.3. Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on the fourteenth (14th) day following the date such notice was posted, whichever occurs first.

17.4. Entire Agreement. This agreement, and all exhibits attached hereto, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements, oral or written, by and between RGT and MD and/or its parties related to this agreement. RII and RGT each individually acknowledge that it has not been induced to enter into this agreement by any representations or statements, oral or written, not expressly contained herein.

17.5. Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by the parties hereto.

17.6. Publicity. This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party's prior written approval, which approval shall not be unreasonably withheld. However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements. In such event, the publishing party shall furnish a copy of such disclosure to the other party. RGT acknowledges that RII is a wholly owned Subsidiary of Technology Applications International Corporation and most documents must be filled with the SEC.

17.7. Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

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17.8. Counterparts. This Agreement shall be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original hereof. In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

17.9. Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

17.10. Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, or other similar reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party, provided that the non-performing party gives prompt notice of such conditions to the other party and makes all reasonable efforts to perform.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

"RGT"
Regenetech, Inc.

By: [signature]

Name: Kyle A. Shanks

Title: President

"RII"
Renuell Int'l, Inc.

By: [signature]

Name: Charles J Scimeca

Title: President

RII Initials CJS RGT Initials [initials]

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EXHIBIT A

Product Category	RII Distributor Price
	$ USD

4oz Fully Packaged & Printed @ 1% Bio Molecule Base $28.50

ALL Below Items are a 10% Bio Molecule Base

½ oz Fully Packaged & Printed	$26.00
1oz Fully Packaged & Printed	$27.50
1.7oz Fully Packaged & Printed	$28.50

The prices quoted above for the ½ oz, 1.0 oz, 1.7 oz and the 4.0 oz units will include the jar with a label, front and back.

The jars and their individual packages with written instructions in English will be shipped separately. RII will be responsible to assemble the packages and place the jars with the written instructions in the packages.

RII Initials LTS RGT Initials [signature]

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EXHIBIT B

Territories & Quota Requirements

Quota Year 1 **100,000**

1st quarter 0
2nd quarter 20,000
3rd quarter 30,000
4th quarter 50,000

Quota Year 2 **1,250,000**

1st quarter 312,500
2nd quarter 312,500
3rd quarter 312,500
4th quarter 312,500

Territories

- Latin America (**Excluding Mexico**) as defined by the Latin American Network Information Center of the University of Texas http://lanic.utexas.edu/subject/countries/
  250,000 – 62,500 units per calendar quarter
- Spain - 100,000 – 25,000 units per calendar quarter
- Italy - 100,000 – 25,000 units per calendar quarter
- France - 200,000 – 50,000 units per calendar quarter
- UK - 100,000 – 25,000 units per calendar quarter
- Russia - 200,000 – 50,000 units per calendar quarter
- Germany - 200,000 – 50,000 units per calendar quarter
- USA Non-exclusive (quotas not applicable)

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EXHIBIT C - RGT Trademarks

Regenetech, Inc.™

cellXpansion™

Simulated Microgravity™

RII Initials CJS RGT Initials ______

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EXHIBIT D

Exclusive Clients In USA

- **Radio One, Inc. (and affiliates as defined at http://www.radio-one.com/about-us/)**
- **AARP**
- **Port of Miami**

RII Initials ________ RGT Initials ________

Page | 17

786-431-5499 03:02:38 p.m. 01-31-2012 1/1

Renuell Int'l, Inc. Distribution Agreement

Amendment One

THIS Amendment One to that certain Distribution Agreement, ("Agreement") of December 29, 2011 by and between Regenetech, Inc., a corporation duly organized under the laws of the State of Texas, U.S.A., (hereinafter known as "RGT"), and Renuell Int'l Inc. a Florida Corporation duly organized under the laws of the Florida (hereinafter known as "RII ") is made to Paragraph 9.2 of the Agreement as follows:

9.2 Product Warranty. RGT warrants for a period of ninety days (90) after the date of delivery of the Products in accordance with this Section that such Products shall be free from defects in material, content and workmanship. RGT's sole obligation in the event of a breach of this warranty shall be to provide, at no charge to RII, replacement Products for all defective Products as set forth in this Agreement provided that the Products have been subject to proper storage and handling procedures. RGT makes no warranty as to, and is not liable in any manner for any claims arising from or related to RII supplied packaging, packaging material or services, nor for claims arising from or related to any other packaging, packaging material or services, not supplied by or under the direction and control of Regenetech.

There are no other changes to the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment One to the Agreement to be executed and effective as of January 23, 2012.

"RGT"
Regenetech, Inc.

By: [signature]

Name: Kyle Shanks

Title: President

"RII "
Renuell Int'l, Inc.

By: [signature]

Name: Charles J Scimeca

Title: President

Renuell Intl, Inc. Distribution Agreement

Amendment Two

THIS Amendment Two to that certain Distribution Agreement, ("Agreement") of December 29, 2011 by and between Regenetech, Inc., a corporation duly organized under the laws of the State of Texas, U.S.A., (hereinafter known as "RGT"), and Renuell Intl Inc. a Florida Corporation duly organized under the laws of State of Florida, U.S.A., (hereinafter known as "RII"), for and in the consideration expressed in the Agreement, and in this Amenment Two, agree as follows:

Use of AMA Laboratories, Inc., Final Report, dated February 22, 2012; AMA Ref. No.: MS11INUSE.M3547.REP.REG (hereinafter known as the "Report") . RGT hereby grants non-exclusive rights to RII to use the Report. RII shall submit, in writing, all uses of the Report to RGT for approval or rejection, prior to any uses of the Report. RGT may terminate this Amendment Two, at any time, and within its sole discretion by giving RII written notice. The Report may only be used by RII to further the purposes of the Agreement, and upon termination of the Agreement, RII shall cease and desist from any use of the Report in any manner. RII shall indemnify RGT, and its directors, officers, employees and agents, and defend and hold each of them, individually, or collectively, harmless from and against any and all claims, losses, damages, liabilities, costs, or expenses of any kind or nature (including, but not limited to, reasonable attorneys’ fees and expenses) in connection with RII’s use of, or reliance upon the Report, and from any and all claims, losses, damages, liabilities, costs, or expenses of any kind or nature (including, but not limited to, reasonable attorneys’ fees and expenses) arising out of, or related to this Amendment Two. RGT may supply AMA Laboratories, Inc. a copy of this Amendment Two.

There are no other changes to the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment Two to the Agreement to be executed and effective as of May 7, 2012.

"RGT"
Regenetech, Inc.

By: _____________________
Name: Kyle Shanks
Title: President

02/09/2011 04:39AM 7862207928 PAGE 01/02

Amendment Three

Item 15.1 shall be changed to read:

15.1. Term. This Agreement shall take effect with respect to the Territory as of the date this amendment is signed by both parties and shall continue in force for the initial period of five (5) years. If the RII is meeting the Quota applicable to the Territory it is assigned in this Agreement, then the contract will automatically renew at the end of the initial five (5) year period for an additional five (5) years at the option of RII. If RII is meeting the Quota applicable to the Territory it is assigned in this Agreement, then the contract will automatically renew at the end of the two (2) five (5) year periods for an additional five (5) year period at the option of RII. This gives RII the ability to increase the initial contract term up to a total of fifteen (15) years. Thereafter, this Agreement may be renewed as mutually agreed in writing between the parties.

Exhibit A is changed to read:

EXHIBIT A

RII Distributor Price Per Unit (USD)

Products: 10% Bio Molecule Base

Monthly Commitment (Units)	1/2oz (15ml) (1)	1oz (30ml) (2)	1.7oz (50m) (3)	Duo-Pack (4)
5K	$9.50	$13.75	$16.25	$10.50
10K	$8.50	$12.25	$14.75	$9.50
25K	$7.75	$11.00	$13.50	$8.75
50K	$6.70	$9.75	$12.00	$7.70

Note(s):

a) Quote includes: Mix, Fill, Outer boxes-24 per case, Standard dividers, Outside labels of Renuell Info ONLY which Renuell will supply to RGT.

b) Quote does not include: Shipping, Packaging, artwork, or decorations, or any special packing instructions.

c) (1) 15 ml of anti-aging cream
(2) 30 ml of anti-aging cream
(3) 50 ml of anti-aging cream
(4) 1- 15 ml of anti-aging cream and 1- 3 ml of cellXpansion to be put in one 10oz. shampoo bottle

d) Renuèll is responsible for every other cost including but not limited to: unit container, labeling, packaging, instructions, shipping, and shampoo base cream.

e) A $50,000 (Fifty Thousand Dollars USD) deposit shall be made by RII upon execution of this Amendment Three, which will be applied 1st to the down payment of any purchase order placed by RII for any products as a condition of this Amendment.

f) On or before January 15, 2013, or upon successful completion of stability testing of newly developed shampoo and approval by testing authority, whichever occurs later, RII shall place a purchase order for 100,000 Duo-Packs (which consist of 100,000 ½ oz units and 100,000 units for 100,000 10 oz. shampoo) or any order for any product that equates to the same dollar amount. This purchase order shall require 50% down. If the testing of newly developed shampoo fails, and RII does not purchase an equivalent order for the same dollar amount on the date the testing fails, or on or before January 15, 2013 or if RII fails to meet any quota requirements, the world wide exclusivity shall be revoked, and RII territories shall revert back to those in the original Exhibit B.

RGT Initials ______ RII Initials ______

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02/09/2011 04:39AM 7862207928 PAGE 02/02

Exhibit B is changed to read:

EXHIBIT B

Quota Requirements & Territories

Quota Year 1

First Six Months
300,000

End of Year 1
1,000,000

Quota Year 2
2,000,000

Quota Year 3
2,500,000

Quota Year 4
3,000,000

Quota Year 5
4,000,000

Note:

a) An Industry Standard increase of 6.4% shall be required in all option years subsequent to Year 5.

Territories

Renuèll has World Wide Exclusive Rights to Any Hair Care Products and any current or future topical SKU's developed by RGT. RGT will have the exclusive right to provide their bio-molecules to all topical current or future topical products developed by RII. Mutually agreed upon material, production cost and quotas will be negotiated between RII and RGT on all present all future SKU's. [1]

[1] *With the exception of* halal formulations for Saudi Arabia to be ONLY sold in Saudi Arabia, and with the exception of RGT's existing distributor Evonex, whose territories are: Kenyan, Oman, Morocco, New Zealand, Nigeria, Turkey (contract to be attached to this Amendment as Attachment A.)

There are no other changes to the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment Three to the Agreement to be executed and effective as of December 13, 2012.

"RGT"
Regenetech, Inc.

By: ____________________
Name: Kyle Shanks
Title: President

"RII"
Renuell Intl, Inc.

By: ____________________
Name: Charles J. Scimeca
Title: President

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